MOORE & ASSOCIATES, CHARTERED
  ACCOUNTANTS AND ADVISORS
  ------------------------
      PCAOB REGISTERED

August 25, 2009

U. S. Securities and Exchange Commission
450 Fifth Street NW
Washington DC  20549

Re:   Aviation Surveillance Systems, Inc.

Dear Sirs:

We were previously the principal auditors for Aviation Surveillance Systems, Inc. and we reported on the financial statements of Aviation Surveillance Systems, Inc. from inception on May 1, 2007 to April 30, 2009.  We have read Aviation Surveillance Systems, Inc.'s statements under Item 4 of its Form 8-K, dated August 6, 2009, and we agree with such statements.

For the most recent fiscal period through to August 6, 2009, there have been no disagreements between Aviation Surveillance Systems, Inc. and Moore & Associates, Chtd. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Moore & Associates, Chtd. would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

Yours truly,

/s/ Moore & Associates, Chartered
Moore & Associates, Chartered
Las Vegas, Nevada

6490 West Desert Inn Road, Las Vegas, NV 89146
(702) 253-7499 Fax (702) 253-7501